Immediate Release
Contact Mary Brevard: (248) 754-0881
Ken Lamb: (248) 754-0884

BORGWARNER THIRD QUARTER REFLECTS SOLID GROWTH AROUND THE WORLD
AND CHALLENGES IN THE U.S.; REITERATES 2006 GUIDANCE

Auburn Hills, Michigan, October 27, 2006 - BorgWarner Inc. (NYSE: BWA) reported a challenging third quarter as solid performance around the world was offset by the dramatic market changes occurring in North America.

Third Quarter Highlights:
•	Sales of $1,060 million, up 1% versus third quarter 2005
•	Sales in the U.S. were down 14% compared with third quarter 2005, while sales outside of the U.S. grew 13%
•	Earnings of $0.68 per diluted share on a U.S. GAAP basis. For comparison with other quarters, the quarter included net charges of $(0.13) per diluted share related to special items and FAS 123(R)
•	Operating income margin of 5.7%, or 6.6% excluding special items and FAS 123(R)
•	Raw material prices, primarily nickel, up approximately $13 million versus third quarter 2005
•	Company reiterates its 2006 full year guidance range of $3.95 to $4.10 per diluted share, excluding a one-time third quarter cost of $0.15 per diluted share related to restructuring activities

Comment and Outlook:“This was a very challenging quarter for BorgWarner as significantly lower production in North America, specifically in the light truck and sport-utility segment, depressed our operating results,” said Tim Manganello, Chairman and CEO. “Our sales were up a modest 1% in the quarter, compared with the same period in the prior year, as North American vehicle production was down 8% and global vehicle production was up 3%. However, our 1% sales growth was made up of two separate parts: continued growth outside of the U.S. of about 13%; and a challenging U.S. market environment resulting in a sales decline of 14%. As previously announced, on September 22, 2006, we are proactively managing our business in the face of these challenges. We have taken structural costs out of our North American operations and will continue to manage this region’s business while we build infrastructure in those regions of the world where we are growing. Our presence in growing markets, such as Korea, India and China, as well as our relationships with emerging auto industry market leaders, underpins our expectations of continued growth that will outpace the industry.”
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The company reiterated its 2006 full year guidance range of $3.95 to $4.10 per diluted share, excluding a one-time third quarter cost of $0.15 per diluted share related to restructuring activities. That guidance included net cash provided by operating activities of approximately $425 million in 2006 as well as a decline in operating margins for 2006, as the incremental margin on lost sales combined with higher-than-expected raw material costs will more than offset cost cutting efforts. Margins are expected to return to historical levels in 2007.

Financial Results: For third quarter 2006, sales were $1,059.8 million, up 1% from $1,050.9 million in third quarter 2005. Net income in the quarter was $39.2 million, or $0.68 per diluted share, compared with $61.4 million, or $1.07 per diluted share in third quarter 2005. Third quarter 2006 included $(3.2) million of pre-tax expense related to the implementation of FAS 123(R), or $(0.04) per diluted share; a $3.6 million after-tax gain related to a previous divestiture, or $0.06 per diluted share; and $(8.4) million of after-tax costs related to the previously announced restructuring activities in North America, or $(0.15) per diluted share. Third quarter 2005 net income included $3.1 million, or $0.05 per diluted share, related to adjustments to tax accounts.

For the first nine months of 2006, sales were $3,383.7 million, up 4% from $3,245.8 million in the first nine months of 2005. For the first nine months of 2006, net income was $170.7 million, or $2.95 per diluted share, compared with $174.9 million, or $3.05 per diluted share in the first nine months of 2005. The first nine months of 2006 included $(9.1) million of pre-tax expense related to the implementation of FAS 123(R), or $(0.12) per diluted share; a $3.6 million after-tax gain related to a previous divestiture, or $0.06 per diluted share; and $(8.4) million of after-tax costs related to the previously announced restructuring activities in North America, or $(0.15) per diluted share. The first nine months of 2005 net income included a net $(3.8) million of charges related to special items, or $(0.07) per diluted share.

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The following table reconciles the Company's non-U.S. GAAP amounts included in the press release to the most directly comparable U.S. GAAP amounts and is provided for comparisons with other results:

Net earnings per share - diluted	Third Quarter		First Nine Months
	2006	2005	2006	2005

Non-U.S. GAAP:	$0.81	$1.02	$3.16	$3.12

Reconciliations:
One-time write-off of the excess purchase price associated with Beru’s in-process R&D				(0.13)

Net gain from divestitures	0.06		0.06	0.11

Release of tax accruals				0.40

Crystal Springs-related settlement				(0.50)

Adjustments to tax accounts		0.05		0.05

Implementation of FAS 123(R)	(0.04)		(0.12)

North American restructuring charge	(0.15)		(0.15)
U.S. GAAP	$0.68	$1.07	$2.95	$3.05

The increase in the Euro and other currencies increased sales by $30 million and net income by $1 million, or $0.02 per diluted share, versus third quarter 2005. For the first nine months of 2006, the decline in the Euro and the Japanese Yen more than offset gains from other currencies and reduced sales by $(15) million and net income by approximately $(3) million, or $(0.04) per diluted share, versus the first nine months of 2005.

Operating income was $60.6 million or 5.7% of sales in third quarter 2006. Excluding the impact of the net gain from divestitures, FAS 123(R) and the North American restructuring charge from third quarter 2006, operating income was 6.6% of sales, versus 8.6% of sales in third quarter 2005. Research and development spending was $46.2 million in the quarter versus $39.9 million in 2005.

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Net cash provided by operating activities was $270.7 million in the first nine months of 2006 versus $260.8 million in the first nine months of 2005. Investments in capital expenditures, including tooling outlays, totaled $191.9 million for the first nine months of 2006, compared with $179.7 million for the same period in 2005.

Balance sheet debt increased by $22.5 million and cash and cash equivalents decreased by $22.7 million, at the end of third quarter 2006 compared with the end of 2005, primarily due to the $64.4 million third quarter 2006 acquisition of the European Transmission and Engine Controls product lines from Eaton Corporation. Marketable securities increased by $30.7 million during the same period.

Engine Group Results: Strong global demand for its products boosted Engine Group third quarter 2006 sales 5% versus third quarter 2005 to $736.4 million, however segment earnings before interest and taxes were down 19% to $76.1 million. Sales in the U.S. declined 7% while sales outside of the U.S. increased 11%. The group continued to benefit from Asian automaker demand for turbochargers and timing systems, European automaker demand for turbochargers, timing systems, exhaust gas recirculation (“EGR”) valves and diesel engine ignition systems, the continued roll-out of its variable cam timing systems with General Motors high-value V6 engines, stronger EGR valve sales in North America, and higher turbocharger and thermal products sales due to stronger global commercial vehicle production. Segment earnings in the quarter were negatively impacted by sharply higher commodity costs, primarily related to higher nickel prices, and the incremental margin on lost sales in the U.S.

Drivetrain Group Results: Third quarter 2006 sales were down 8% versus third quarter 2005 to $330.1 million with a 45% decline in segment earnings before interest and income taxes to $13.2 million. Sales in the U.S. declined 21% while sales outside of the U.S. increased 21%. The group continued to benefit from growth outside of North America including the continued ramp up of dual-clutch transmission and torque transfer product sales in Europe. In the U.S., sales were negatively impacted by sharply lower production of light trucks and sport-utility vehicles equipped with its torque transfer products. Segment earnings in the quarter were negatively impacted by the incremental margin on lost sales in the U.S.
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Recent Highlights: BorgWarner purchased the European Transmission and Engine Controls product lines from Eaton Corporation, for $64 million, at the end of the third quarter. The transmission and engine controls operation specializes in high pressure control solenoids for automated transmissions, common rail diesel and gas engines and other applications that complement BorgWarner’s expertise in engine and drivetrain electronics.

BorgWarner’s InterActive Torque Management (ITM3e™) all-wheel drive system is standard on the 2006 Porsche sports car that launched this year. The all-wheel drive system is compact and lightweight, and its best-in-class low drag torque assures compatibility with brake-based stability control systems and enables fuel economy benefits.

BorgWarner Thermal Systems fans and fan drives will be standard equipment on all Freightliner LLC Class 8 trucks, beginning January 1, 2007. Freightliner Class 8 trucks will be equipped with the KYSOR® On/Off fan drive, which features dynamic torque capacity, resulting in improved cooling capability, and the new X-Series fan from BorgWarner, which enables Freightliner’s heavy-duty vehicles to meet the North American emissions standards while at the same time optimizing cooling performance.

At 10:00 a.m. ET today, a brief conference call concerning third quarter results will be webcast at: http://www.borgwarner.com/investor_webcasts.html.
Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 63 locations in 18 countries. Customers include Ford, VW/Audi, DaimlerChrysler, General Motors, Toyota, Renault/Nissan, Hyundai/Kia, Honda, BMW, Caterpillar, Navistar International, and Peugeot. The Internet address for BorgWarner is: http://www.borgwarner.com.

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors identified in the Form 10-K for the fiscal year ended December 31, 2005.  The Company does not undertake any obligation to update any forward-looking statement.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions of dollars, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net sales	$1,059.8	$1,050.9	$3,383.7	$3,245.8
Cost of sales	876.5	842.7	2,746.0	2,591.5
Gross profit	183.3	208.2	637.7	654.3

Selling, general and administrative expenses	116.8	120.0	370.6	385.8
Restructuring expense	11.5	-	11.5	-
Other (income) loss, including litigation settlement	(5.6)	(2.3)	(6.8)	35.7
Operating income	60.6	90.5	262.4	232.8

Equity in affiliate earnings, net of tax	(7.8)	(5.7)	(26.3)	(17.7)
Interest expense and finance charges	9.5	9.6	28.8	28.8
Earnings before income taxes and minority	58.9	86.6	259.9	221.7
interest

Provision for income taxes	13.9	19.6	70.2	32.1
Minority interest, net of tax	5.8	5.6	19.0	14.7

Net earnings	$39.2	$61.4	$170.7	$174.9

Earnings per share - Diluted	$0.68	$1.07	$2.95	$3.05

Weighted average shares outstanding -
Diluted (in millions)	58.0	57.5	57.9	57.3

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Capital expenditures, including tooling outlays	$46.4	$66.3	$191.9	$179.7

Depreciation and amortization:
Fixed assets & tooling	$56.1	$58.2	$173.6	$167.5
Other	3.5	4.0	10.1	25.3
	$59.6	$62.2	$183.7	$192.8

BorgWarner Inc.
Net Sales by Operating Segment (Unaudited)
(millions of dollars)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Engine	$736.4	$700.0	$2,314.3	$2,154.7

Drivetrain	330.1	358.8	1,093.4	1,117.7

Inter-segment eliminations	(6.7)	(7.9)	(24.0)	(26.6)

Net sales	$1,059.8	$1,050.9	$3,383.7	$3,245.8

Segment Earnings Before Interest and Income Taxes (Unaudited)
(millions of dollars)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2006	2005	2006	2005
Engine	$76.1	$94.1	$267.8	$258.1

Drivetrain	13.2	23.8	64.5	80.0

Segment earnings before interest and income taxes (Segment EBIT)	89.3	117.9	332.3	338.1

Litigation settlement expense	-	-	-	45.5
Restructuring expense	11.5	-	11.5	-
Corporate expenses, including equity in affiliates earnings and FAS 123(R)	9.4	21.7	32.1	42.1

Consolidated earnings before interest and taxes (EBIT)	68.4	96.2	288.7	250.5

Interest expense and finance charges	9.5	9.6	28.8	28.8

Earnings before income taxes & minority interest	58.9	86.6	259.9	221.7

Provision for income taxes	13.9	19.6	70.2	32.1
Minority interest, net of tax	5.8	5.6	19.0	14.7

Net earnings	$39.2	$61.4	$170.7	$174.9

Note: Effective January 1, 2006, the Company assigned an operating facility previously reported in the Engine segment to the Drivetrain segment due to changes in the facility's product mix. Prior period segment amounts have been re-classified to conform to the current year's segment presentation.

Note 2: The restructuring charges recorded relate to the following segments: Engine $7.3 million, Drivetrain $3.6 million and Corporate $0.6 million.

BorgWarner Inc.
Condensed Consolidated Balance Sheets
(millions of dollars)

	September 30, 2006	December 31, 2005
Assets	(Unaudited)

Cash and cash equivalents	$67.0	$89.7
Marketable securities	71.3	40.6
Receivables, net	695.6	626.1
Inventories, net	379.9	332.0
Other current assets	131.0	80.3
Total current assets	1,344.8	1,168.7

Property, plant and equipment, net	1,350.8	1,294.9
Other long-term assets	1,681.5	1,625.8
Total assets	$4,377.1	$4,089.4

Liabilities and stockholders' equity

Notes payable	$111.5	$160.9
Current portion of long-term debt	139.0	139.0
Accounts payable and accrued expenses	794.4	786.4
Income taxes payable	31.0	35.8
Total current liabilities	1,075.9	1,122.1

Long-term debt	512.5	440.6
Other long-term liabilities	767.4	746.4

Minority interest in consolidated subsidiaries	144.0	136.1

Stockholders' equity	1,877.3	1,644.2

Total liabilities and stockholders' equity	$4,377.1	$4,089.4

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)
	Nine Months Ended
	September 30,
	2006	2005
		(Restated)
Operating Activities:
Net earnings	$170.7	$174.9
Non-cash charges to operations:
Depreciation and amortization	183.7	192.8
Deferred income tax benefit	(1.6)	(25.7)
Other non-cash items	35.2	4.7
Net earnings adjusted for non-cash charges	388.0	346.7
Changes in assets and liabilities	(117.3)	(85.9)
Net cash provided by operating activities	270.7	260.8

Investing Activities:
Capital expenditures, including tooling outlays	(191.9)	(179.7)
Payments for business acquired, net of cash acquired	(64.4)	(477.2)
Proceeds from sale of businesses	-	44.2
(Increase) Decrease in marketable securities	(27.5)	0.2
Other	5.8	8.0
Net cash used in investing activities	(278.0)	(604.5)

Financing Activities:
Net additions of debt	15.9	239.1
Dividends paid, including minority shareholders	(43.7)	(31.9)
Other	11.2	15.3
Net cash (used in) provided by financing activities	(16.6)	222.5
Effect of exchange rate changes on cash and cash equivalents	1.2	(15.3)
Net decrease in cash and cash equivalents	(22.7)	(136.5)
Cash and cash equivalents at beginning of period	89.7	229.7
Cash and cash equivalents at end of period	$67.0	$93.2